Exhibit 99.2

Transaction Overview: Bristol-Myers Squibb’s Sale of Diabetes Business to AstraZeneca

•	AstraZeneca will acquire global rights to all diabetes collaboration products, including includes Onglyza (saxagliptin), Kombiglyze XR/Komboglyze (saxagliptin and metformin Hcl extended release), dapagliflozin (marketed as Forxiga outside the U.S.), Byetta (exenatide), Bydureon (exenatide extended-release for injectable suspension), Symlin (pramlintide acetate) and metreleptin. The agreement also includes sale of the former Amylin manufacturing facility in West Chester, Ohio, and includes the purchase by AstraZeneca of Bristol-Myers Squibb’s Mt. Vernon, Indiana manufacturing facility approximately 18 months following the closing of the transaction.

•	Subject to local consultation and legislation, Bristol-Myers Squibb and AstraZeneca anticipate that substantially all employees of Bristol-Myers Squibb dedicated to the diabetes business will be transferred to AstraZeneca.

•	The agreement, which is subject to customary regulatory clearances, is expected to close in most geographies in the 1st quarter of 2014.

Financial Terms:

•	Upfront payment: $2.7 billion upon closing

•	Approval Milestones: up to $800 million

•	Dapagliflozin US: $600M (expected 2014)

•	Forxiga Japan: $100M (expected 2014)

•	Ex-US Saxa/Dapa FDC $100M (expected 2016)

•	Sales Performance Milestones: up to $600 million (cumulative 2015-2019), payable in 2020

•	$150M if cumulative US sales reach $8.5 B

•	$150M if cumulative US sales reach $10.5 B

•	$150M if cumulative ex-US sales reach $6.0 B

•	$150M if cumulative ex-US sales reach $8.0 B

•	Additionally, AZ will make a payment of up to $225M if and when certain assets related to the Mt. Vernon facility and our business in China, are subsequently transferred.

•	R&D Funding:

•	BMS to continue to fund certain pre-specified clinical trials, primarily related to saxagliptin and dapagliflozin, through 2016

•	Royalties on Net Sales:

	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	Post 2025
Non-Amylin WW Net Sales up to $500M	44%	35%	27%	12%	20%	22%	25%	20%	19%	15%	15%	14%	0%
Non-Amylin WW Net Sales over $500M	3%	7%	9%	12%	20%	22%	25%	20%	19%	15%	15%	14%	0%
Amylin US Net Sales	0%	2%	2%	5%	10%	12%	12%	10%	9%	9%	6%	5%	0%

Notes:

1)	Amylin includes Byetta, Bydureon, Metreleptin and Symlin

2)	No royalties due on Amylin Ex-US Sales

3)	Proceeds at closing will be subject to an additional adjustment, based on working capital at the closing date

4)	The information included herein is as of December 19, 2013